[TEMPLE-INLAND LOGO]


NEWS
RELEASE-----------------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
         (512) 434-5587


      TEMPLE-INLAND INC. TO REPOSITION MORTGAGE ACTIVITIES

     AUSTIN, TEXAS, August 4, 2004--Temple-Inland Inc. today announced plans to reposition the mortgage origination activities conducted by its wholly-owned subsidiary, Guaranty Residential Lending, Inc. ("GRL"). GRL intends to originate loans through broker and correspondent networks and retail offices located in the branches of Guaranty Bank. GRL will originate mortgage loans for the portfolio of Guaranty Bank and, to a lesser extent, for sale to others. The repositioning of GRL's origination activities will likely include the sale or closure of many of GRL's retail origination outlets not located in bank branches.

     The actions taken will reduce costs and the exposure to changing market conditions, including a slow-down in refinance activity. On an ongoing basis, these actions are not expected to have a significant effect on the earnings of Temple-Inland. The repositioning is expected to be substantially complete by the end of 2004.

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiativer (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results of Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland; the availability and price of raw materials; competitive actions by other companies; changes in laws or regulations; the accuracy of judgments and estimates concerning the integration of acquired operations and Temple-Inland's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland.